EXHIBIT 2.2



                                  Modification
 of the Weiner's Stores, Inc.'s Amended Plan of Reorganization Under Chapter 11
   of the Bankruptcy Code, made pursuant to the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the
                     Bankruptcy Code, dated August 13, 1997

         1. Article XIII, Section 13.5 of the Plan is amended to read in its entirety as follows:

                           13.5 Claim Holders' Release of Directors and Officers
                  from Claims and Liabilities. As of the Effective Date, each of the Debtor's present and former directors and officers who were directors and officers, respectively, during the Chapter 11 Case and on or before the Commencement Date (a "Released Director or Officer") shall be released and discharged from any and all claims, obligations, rights, Causes of Action and liabilities which any holder of a Claim against the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring on or at any time prior to the Effective Date in any way relating to the Debtor, the Chapter 11 Case or this Plan; provided, however, that this Section 13.5 shall not operate as a waiver or release of any claim (i) in respect of any loan, advance or similar payment by any holder of a Claim to a Released Director or Officer, and (ii) in respect of any contractual obligation owed by a Released Director or Officer to a holder of a Claim; provided further, however, that nothing contained in this Section 13.5 shall affect the rights of a Released Director or Officer to assert and prosecute (x) any direct claim, counterclaim, cross-claim, separate action or similar claim against any entity which maintains that it has a Cause of Action of the kind described in this Section 13.5 against a Released Director or Officer that has not been released and discharged hereunder or (y) any claim for indemnification, contribution or otherwise, however denominated, against any entity relating to any Cause of Action against a Released Director or Officer that has not been released and discharged hereunder, provided further, however, that this Section 13.5 shall not operate to release and discharge any claims, obligations, rights, Causes of Action and liabilities which the United States of America may have against a Released Director or Officer. Each holder of a Claim (other than the United States of America) shall be deemed to have agreed to the provisions of this Section 13.5, and shall be bound thereby, by reason of, among other things, its acceptance of this Plan and its receipt of any distributions hereunder.